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CONTACT:
Peter Gombrich
(312) 222-9550



FOR IMMEDIATE RELEASE

               MOLECULAR DIAGNOSTICS, INC. ANNOUNCES EXTENSION OF
                        EXCHANGE OFFER FOR COMMON STOCK


Chicago, Illinois, December 19, 2001 - Molecular Diagnostics, Inc. (OTCBB:MCDG) today announced that it has extended its exchange offer to acquire up to 20,000,000 shares of its common stock, par value $0.001, through 5 p.m. New York City time on December 28, 2001.

Pursuant to the terms of the exchange offer, MDI intends to offer 1/25 (one twenty-fifth) of a share of Series E convertible preferred stock, par value $0.001, in exchange for each share of its outstanding common stock.

In addition, MDI, in accordance with the federal securities laws, is publishing summary financial information that it has previously reported on its 2001 amended annual report and its amended quarterly report for the period ended September 30, 2001 and its 2000 annual report.

Holders of the common stock may call LaSalle Bank National Association, the Exchange Agent, at (312) 904-2458 with any questions.


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                           MOLECULAR DIAGNOSTICS, INC.
                          SUMMARY FINANCIAL INFORMATION
                (Dollars in thousands, except per share amounts)

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
                                            FOR THE NINE MONTHS ENDED           FOR THE FISCAL YEARS ENDED
                                                   SEPTEMBER 30,                        DECEMBER 31
                                             2001              2000               2000              1999
                                             ----              ----               ----              ----
STATEMENT OF OPERATIONS:
    Net Sales                           $        871       $        839       $      1,094       $      1,040
    Operating loss                      $     (6,496)      $     (5,473)      $     (6,688)      $     (4,117)
    Net loss available to common
         stockholders                   $     (9,201)      $     (5,260)      $     (6,611)      $     (4,226)

PER SHARE DATA:
    Net loss                            $      (0.30)      $      (0.19)      $      (0.24)      $      (0.29)
    Weighted average shares
          outstanding                     31,181,805         27,074,026         27,869,274         14,336,667

BALANCE SHEET DATA:
    Current assets                      $      1,247       $      2,091       $      1,399       $        681
    Total assets                        $     10,255       $      5,327       $      4,575       $      1,871
    Current liabilities                 $      7,073       $      2,623       $      4,700       $      3,911
    Stockholders' equity (deficit)      $      3,182       $      2,704       $       (125)      $     (2,040)
    Book value per share                $      0.089       $      0.090       $     (0.004)      $     (0.107)
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